Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into among James River Group Holdings, Ltd. (the “Parent Company”), its subsidiary James River Group, Inc. (“JRGI”) and Gregg Davis (“Employee”) (JRGI, the Parent Company and Employee will be collectively referred to hereinafter as the “Parties”).

WHEREAS, Employee is employed by the Parent Company and JRGI (together, the “Company”) as the Chief Financial Officer of each pursuant to an employment agreement dated October 1, 2012, as amended (the “Employment Agreement”);

WHEREAS, the Company and Employee have mutually agreed that the employment of Employee will end on January 2, 2017, as a result of Employee’s decision to retire from employment with the Company (the “Separation Date”);

WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of Employee’s employment and termination of employment on the terms set forth herein;

NOW THEREFORE, the Parties mutually understand and agree as follows:

1.           Payments to Employee.  The Company shall pay to Employee “Severance Pay” consisting of (a) a lump sum payment of Fifty Thousand Dollars ($50,000) (the “Lump Sum Payment”), subject to the Company’s timely receipt of this Agreement executed by Employee and Employee’s not exercising his right of revocation (as described below) of this Agreement; and (b) thirty six (36) monthly payments in the gross amount of Thirty Thousand Forty One Dollars and Sixty Six Cents ($30,041.66) (the “Monthly Payments”), subject to Employee’s satisfying all of the following conditions: (a) the Company’s timely receipt of this Agreement executed by Employee and Employee’s not exercising his right of revocation (as described below) of this Agreement; (b) the Company’s receipt of the Release attached to this Agreement as Appendix A that has been executed by Employee after the Separation Date and delivered to the Company within ten (10) business days after the Separation Date; and (c) the expiration of the seven (7)-day period within which Employee may revoke the Release (the “Revocation Period”) and Employee’s not timely revoking the Release.   Severance Pay will be paid in 2017 as follows: (A) the Lump Sum Payment will be paid on the Company’s first regular payroll date in January 2017; and (B) the Monthly Payments will be paid in 2017, 2018 and 2019 on the Company’s regular payroll dates beginning with the first regular payroll date that is a least five (5) business days after the Effective Date of the Release (as defined in the Release).  Each payroll period payment described in this Section 1 shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code.  All payments pursuant to this Agreement will be subject to all applicable taxes and other lawful withholdings.  Any restricted stock or stock option awards to Executive that do not vest by the Separation Date shall not vest (“Unvested Equity Awards”).  Appendix B to this agreement details vested and unvested restricted stock and options awards as of the Separation Date.

2.           Consideration.  Employee acknowledges that the Severance Pay and other consideration set forth herein exceeds that to which Employee would otherwise be entitled upon termination of employment without providing a release of claims under the normal operation of the Company’s benefit plans, policies, and/or practices.  Irrespective of whether Employee signs this Agreement, Employee will retain any rights Employee may otherwise have to medical, dental, and vision benefits continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, or other applicable law (which rights will be explained in greater detail in a separate notice provided to Employee), and will be paid all compensation and benefits earned through the Separation Date, as follows:

(a)          accrued but yet unpaid base salary earned through the Separation Date will be paid on the first payroll date following the Separation Date;

(b)          Employee’s discretionary bonus for 2016 in the gross amount of $360,500 will be paid on the Company’s bonus payment date for 2016 bonuses, but in no event later than March 15, 2017;

(c)          reasonable business expenses incurred, but not paid prior to, the Separation Date will be reimbursed within forty-five (45) days after the Separation Date; and

(d)          any accrued but unpaid Tax Equalization Policy obligations of the Company will be paid in accordance with such policy.

3.           Waiver and Release.  For valuable consideration from the Company, receipt of which is hereby acknowledged, Employee waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, divisions, affiliates, shareholders, officers, directors, attorneys, agents, employees, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Agreement, which Employee has or may have against the Company and/or the Company Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:

(a)          anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and the laws of North Carolina and Bermuda that prohibit employment discrimination or wage discrimination;

(b)          other employment laws, such as the United Sates Worker Adjustment and Retraining Notification Acts, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; the laws of North Carolina and Bermuda which regulate wage and hour matters, including all

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forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment;

(c)          tort, contract, and quasi-contract claims, such as claims with respect to Unvested Equity Awards of claims for breach of the Employment Agreement, wrongful discharge, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and

(d)          all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person.

Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Agreement.  Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Agreement.  Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case.  Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims.

4.           Excluded Claims.  Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in this Agreement shall exclude any rights or claims (a) that may arise after the date on which Employee executes this Agreement; (b) that cannot be released under applicable law (such as worker’s compensation and unemployment compensation claims); and (c) for indemnification or coverage under director’s and officer’s insurance.  In addition, the Parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that Employee may have with respect to any pension or other retirement benefits to which Employee is or will be entitled by virtue of Employee’s employment with the Company, and nothing in this Agreement shall prohibit Employee from enforcing such rights.  Moreover, nothing in this Agreement shall prevent or preclude Employee from challenging in good faith the validity of this Agreement, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.

5.           No Other Claims.  Except to the extent previously disclosed by Employee in writing to the Company, Employee represents and warrants that Employee has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees and, to the best of Employee’s knowledge, Employee possesses no claims (including Fair Labor Standards Act [“FLSA”] and worker’s compensation claims);

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(b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Employee’s execution of this Agreement, and Employee is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Company and/or the Company Releasees.

6.           Wage Deduction Orders.  Employee represents and warrants that Employee is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Severance Pay.  Any exceptions to the representation and warranty contained in this Paragraph must be described in writing and attached to the executed copy of this Agreement that Employee submits to the Company.  Such disclosure shall not disqualify Employee from receiving Separation Pay under this Agreement; provided, however, that the amount of Severance Pay described in Paragraph 1 shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.

7.           Duty to Cooperate.  Employee agrees that for one year after the Separation Date Employee will remain reasonably available to the Company as needed to assist in the smooth transition of Employee’s duties to one or more other employees of the Company, without additional compensation to Employee, provided, however, Employee’s obligations with respect to transition duties under this Paragraph shall not exceed 15 hours in any calendar month. Employee acknowledges and agrees that Employee’s obligations to assist the Company in pending or threatened litigation and any other administrative and regulatory proceedings, which currently exist or which may arise in the future, are governed by Section 18 of the Employment Agreement, which remains in full force and effect after the Separation Date.

8.           Non-Disparagement.  Employee will refrain from making negative or disparaging remarks about the Company or the Company Releasees.  Employee will not provide information or issue statements regarding the Company or the Company Releasees, or take any other action, that would cause the Company or the Company Releasees embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute.  Likewise, the Company and Parent Company will not cause their directors, officers, managers, employees, or agents to provide information or issue statements regarding Employee, or take any other action, that would cause Employee embarrassment or humiliation or otherwise cause or contribute to Employee being held in disrepute, and upon notice in the event of any such disparagement by any agent of the Company or Parent Company, the Company or Parent Company, as applicable, shall direct such agent to cease any such disparagement.  Nothing in this Agreement shall be deemed to preclude Employee, or the Company, the Parent Company or their directors, officers, managers, employees, or agents, from providing truthful testimony or statements in a legal or arbitration proceeding or pursuant to subpoena, court order, or similar legal process, or from providing truthful information to government or regulatory agencies.

9.           Non-Admission of Liability.  The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.

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10.         Return of Company Property.  Employee represents and warrants that, by the Separation Date, Employee has returned all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronically stored information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in Employee’s possession or under Employee’s control, with the exception of this Agreement, the Employment Agreement, compensation and benefits-related documents concerning Employee, and documents Employee has received in his capacity as a shareholder of the Parent Company.

11.         Consultation With Legal Counsel.  The Company hereby advises Employee to consult with an attorney prior to signing this Agreement.

12.         Review and Revocation Periods.  Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Agreement from the date that it was first given to Employee.  Employee agrees that changes in the terms of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period.  Employee shall have seven (7) days from the date that Employee executes the Agreement to revoke Employee’s acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Company contact:

James River Group, Inc.

Raleigh, North Carolina

Attn: Adam Abram, Chief Executive Officer

If Employee does not revoke acceptance, this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it.

13.         Choice of Law.  This Agreement shall be construed and administered in accordance with the laws of North Carolina, without regard to the principles of conflicts of law which might otherwise apply, except that Section 17 of the Employment Agreement, as incorporated herein, shall be governed by the Federal Arbitration Act, to the extent applicable, and North Carolina law to the extent that the Federal Arbitration Act does not apply.

14.         Severability.  Should any provision of this Agreement or the provisions of the Employment Agreement incorporated in this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

15.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  A copy of an executed counterpart that is delivered electronically as a PDF attachment to an email or by facsimile shall be deemed to be an original signed counterpart.

16.         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company Releasees, and their respective representatives,

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predecessors, heirs, successors, and assigns, provided, however, this Agreement may not be assigned by Employee, and any assignment by Employee shall be null and void.

17.         Entire Agreement.  This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and Employee.  In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement.  Notwithstanding the foregoing, Employee understands and agrees that Section 4 (Confidential Information and Privileged Information), Section 5 (Non-Competition), Section 8 (409A Compliance), Section 9 (Uniqueness of Services; Acknowledgments), Section 10 (Further Acknowledgments), Section 11 (Notices), and Section 17 (Dispute Resolution) of the Employment Agreement remain in full force and effect after the Separation Date, are not superseded by this Agreement, and are incorporated herein by reference.

18.         Arbitration.  Any dispute arising under, enforcing, or challenging the validity of this Agreement is subject to the Dispute Resolution provisions (Section 17) of the Employment Agreement, as incorporated herein.

19.         Representation and Warranty of Understanding.  By signing below, Employee represents and warrants that Employee: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Agreement; and (e) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee agrees to indemnify the Company and hold it harmless against any claim (including claims for attorney’s fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.

/s/ Gregg Davis
Gregg Davis
Dated: November 14, 2016

JAMES RIVER GROUP HOLDINGS, LTD.

By:	/s/ Robert P. Myron
	Name:	Robert P. Myron
	Title:	President and Chief Operating Officer
Dated: November 14, 2016

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JAMES RIVER GROUP, INC.

By:	/s/ J. Adam Abram
	Name:	Adam Abram
	Title:	Chief Executive Officer
Dated: November 14, 2016

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APPENDIX A

RELEASE

This Release (“Release”) is being executed pursuant to a Separation and Release Agreement (the “Agreement”) among James River Group Holdings, Ltd. (the “Parent Company”), its subsidiary James River Group, Inc. (“JRGI”) and Gregg Davis (“Employee”) (JRGI and the Parent Company will be collectively referred to hereinafter as the “Company”) dated as of November __, 2016.  Any capitalized word not defined in this Release (other than a proper noun) has the meaning defined in the Agreement.

1.           Waiver and Release.  For valuable consideration from the Company, as described in the Agreement, receipt of which is hereby acknowledged, Employee waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, divisions, affiliates, shareholders, officers, directors, attorneys, agents, employees, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Release, which Employee has or may have against the Company and/or the Company Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:

(a)         anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and the laws of North Carolina and Bermuda that prohibit employment discrimination or wage discrimination;

(b)         other employment laws, such as the United Sates Worker Adjustment and Retraining Notification Acts, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; the laws of North Carolina and Bermuda which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment;

(c)         tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract,

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unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and

(d)         all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person.

Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Release.  Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Release.  Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Release shall remain effective in all respects in any such case.  Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims.

2.           Excluded Claims.  Notwithstanding anything to the contrary in this Release, the waiver and release contained in this Release shall exclude any rights or claims (a) that may arise after the date on which Employee executes this Release; (b) that cannot be released under applicable law (such as worker’s compensation and unemployment compensation claims); and (c) for indemnification or coverage under director’s and officer’s insurance.  In addition, the Parties agree that this Release shall not adversely affect, alter, or extinguish any vested right that Employee may have with respect to any pension or other retirement benefits to which Employee is or will be entitled by virtue of Employee’s employment with the Company, and nothing in this Release shall prohibit Employee from enforcing such rights.  Moreover, nothing in this Release shall prevent or preclude Employee from challenging in good faith the validity of this Release, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.

3.           No Other Claims.  Except to the extent previously disclosed by Employee in writing to the Company, Employee represents and warrants that Employee has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees and, to the best of Employee’s knowledge, Employee possesses no claims (including Fair Labor Standards Act [“FLSA”] and worker’s compensation claims); (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Employee’s execution of this Release, and Employee is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Company and/or the Company Releasees.

4.           Wage Deduction Orders.  Employee represents and warrants that Employee is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Severance Pay.  Any exceptions to the representation and warranty contained in this Paragraph must be described in writing and attached to the executed copy of

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this Release that Employee submits to the Company.  Such disclosure shall not disqualify Employee from receiving Separation Pay under this Release; provided, however, that the amount of Severance Pay described in Paragraph 1 of the Agreement shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.

5.           Consultation With Legal Counsel.  The Company hereby advises Employee to consult with an attorney prior to signing this Release.

6.           Review and Revocation Periods.  Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Release from the date that it was first given to Employee.  Employee agrees that changes in the terms of this Release, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period.  Employee may accept the Release by executing this Release no sooner than the first day after the Separation Date and no later than ten (10) business days after the Separation Date.  Employee shall have seven (7) days from the date that Employee executes the Release to revoke it by delivering written notice of revocation within the seven (7)-day period to the following Company contact:

James River Group, Inc.

Raleigh, North Carolina

Attn: Adam Abram, Chief Executive Officer

If Employee does not revoke acceptance, this Release will become effective and irrevocable by Employee on the eighth day after Employee has executed it (the “Effective Date”).

7.           Choice of Law.  This Release is made and entered into in North Carolina and, to the extent the interpretation of this Release is not governed by applicable federal law, shall be interpreted and enforced under and shall be governed by the laws of that state.

8.           Severability.  Should any provision of this Release be held to be illegal, void or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Release.

9.           Execution.  A copy of this executed Release that is delivered electronically as a PDF attachment to an email or by facsimile shall be deemed to be an original signed Release.

10.         Binding Effect.  This Release shall be binding upon Employee and his heirs and representatives, and shall inure to the benefit of, the Company and the Company Releasees, and their respective representatives. successors, and assigns.

11.         Arbitration.  Any dispute arising under, enforcing, or challenging the validity of this Release is subject to the Dispute Resolution provisions (Section 17) of the Employment Agreement, as incorporated herein.

12.         Representation and Warranty of Understanding.  By signing below, Employee represents and warrants that Employee: (a) has carefully read and understands the terms of this Release; (b) is entering into the Release knowingly, voluntarily and of Employee’s own free will;

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(c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Release; and (e) has not transferred or assigned to any person or entity not a party to this Release any claim or right released hereunder, and Employee agrees to indemnify the Company and hold it harmless against any claim (including claims for attorney’s fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.

Gregg Davis	DATE

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APPENDIX B

Schedule of vested and unvested Options and Restricted Stock Units as of Separation Date

Grant Type	Grant Date	Grant Amount	Strike Price	Vested	Unvested	Expiration Date	Comments
NQ Stock Option	10/1/2012	25,000	$15.65	25,000	0	10/1/2019	90 days from Separation Date to exercise vested options
NQ Stock Option	12/12/2014	55,589	$21.00	37,059	18,530	12/12/2021	90 days from Separation Date to exercise vested options
NQ Stock Option	2/16/2016	31,532	$32.07	0	31,532	2/16/2023	90 days from Separation Date to exercise vested options
Restricted Stock Unit	12/17/2014	23,810	N/A	9,524	14,286	N/A	Immediate forfeiture of unvested RSU’s upon Separation
Restricted Stock Unit	2/16/2016	5,457	N/A	0	5,457	N/A	Immediate forfeiture of unvested RSU’s upon Separation

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